Exhibit 99.1

March 11, 2011

Dear Stockholders:

With the continued growth, strength and stability of our company, we are pleased to announce that our board of directors has elected to amend Inland American Real Estate Trust, Inc’s (“Inland American”) Share Repurchase Program (“SRP”) to repurchase shares, on a quarterly basis, due to death of the beneficial owner.  Maintaining capital reserves to give Inland American the ability to execute its business strategy and increase shareholder value is a priority for the board of directors and management team.  We continually evaluate the economic and financial environment and its impact on our business.  We are confident that introducing this amended program will be a benefit to the stockholders.

Beginning April 11, 2011, we will start accepting share repurchase requests due to the death of any beneficial owner of shares, with checks being distributed by the end of each calendar quarter.  There will be $5 million available each calendar quarter to repurchase shares at a price per share of $7.23, which is equal to 90% of the most recently estimated per share value of $8.03.

The following persons may request the repurchase of shares:

•

The estate of the deceased beneficial owner; or

•

The recipient of the beneficial owner’s shares through bequest or inheritance even where the recipient has registered the shares in his or her own name; or

•

In the case of the death of a settlor of a trust, the beneficiary of the trust.

Documents must be received in good order 5 business days before the repurchase date.  If documents in good order are not received timely they will be included with all other repurchase requests in the next quarter.  A chart of important dates is listed below for the remainder of 2011:

	First Day Repurchase Requests Accepted	Last day Repurchase Requests Accepted	Last Day Withdrawal Requests Accepted	Repurchase Date	Checks Mailed by
2011
2nd Quarter (Apr - June)	April 11	June 20	June 20	June 24	June 30

3rd Quarter (July - Sept)	July 1	September 20	September 20	September 26	Sep 30

4th Quarter (Oct - Dec)	October 1	December 19	December 19	December 23	Dec 30

It is important to note, with respect to requests based on a date of death occurring on or after January 1, 2009 and prior to the effective date of April 11, 2011, a repurchase request will be accepted if it is received within one year of the effective date of the amended SRP, on or before April 11, 2012.  Also, with respect to requests based on a date of death occurring on or after the effective date of April 11, 2011, the repurchase request must be received within one calendar year after the date of death.

If the amount of funds available is not sufficient to honor the number of requests submitted in a given calendar quarter, Inland American will then repurchase the shares in chronological order, based upon the stockholder’s date of death.  Any shares that are not repurchased by Inland American in a particular calendar quarter as the result of the requests exceeding the $5 million limit stated above will be included in the next quarter’s repurchase requests, and repurchased in the manner described in the preceding sentence.  There are no fees in connection with the repurchase of shares under this program.

We recommend you review the complete description of the amended Share Repurchase Program and a schedule detailing the quarterly repurchase and request submission dates for 2011 and 2012 on Inland American’s website at www.inlandamerican.com.  Click on Investor Relations, then click on Forms and Share Repurchase Program.  For your convenience, a repurchase request form is also available on the website.  If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228. We appreciate your investment in Inland American.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.